Exhibit 10.8

EXHIBIT A

AMENDMENT NO. 1 TO PROFESSIONAL HOLDING CORP.
2014 SHARE APPRECIATION RIGHTS PLAN

THIS AMENDMENT TO THE PROFESSIONAL HOLDING CORP. 2014 SHARE APPRECIATION RIGHTS PLAN (this "Amendment") is to be effective as of December 20, 2016 (the "Amendment Date").

WHEREAS, the Board of Directors of Professional Holding Corp. (the "Corporation") approved this Amendment;

NOW, THEREFORE:

1.       Amendments. The Professional Holding Corp. 2014 Share Appreciation Rights Plan (the "Plan") is hereby amended and modified as follows:

(a)               The text of Section 1 of the Plan is hereby deleted in its entirety and replaced with the following:

1.       Purpose. The purpose of the Plan is to further the growth, development and financial success of the Company by providing appropriate incentives to Directors and to certain key employees who have been or will be given responsibility for the management or administration of the business affairs of the Company and/or the Bank; to provide for distinct plans for operating in order to maximize incentives offered while minimizing expenses; and to enable the Company to obtain and retain the services of Directors and the type of professional, technical and managerial employees considered essential to both the Company's and the Bank's long-range success. This Plan shall be separate and distinct from the Professional Bank 2012 Share Appreciation Rights Plan.

(b)               The following definition is hereby added as Section 2(i) in the Plan and all of the other definitions in Section 2 of the Plan which follow 2(i) alphabetically shall be re-numbered accordingly:

(i)       "Director" shall mean a member of the Board of Directors of the Corporation or a member of the Board of Directors of the Bank.

(c)               The text of re-numbered Section 2(n) of the Plan is hereby deleted in its entirety and replaced with the following:

(n)       "Noncompetition Requirement" shall mean the agreement by the Participant with the Company, contained within each Unit Agreement, that during the Term and for a period of three hundred sixty-five days (365) following the Participant's cessation of service as a Director or separation from service with the Bank (as applicable) for any reason whatsoever (except where the Participant is terminated pursuant to Section8.(c) of the Plan), Participant will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution, any holding company of any bank or other financial institution, or any other entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank; provided, however, that the foregoing shall not preclude any ownership by the Participant of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of the Corporation's or the Bank's common stock owned by the Participant at the time of termination of employment or of his/her status as a Director.

(d)             The text of re-numbered Section 2(q) of the Plan is hereby deleted in its entirety and replaced with the following:

(q)       "Participant" shall mean a Director, and/or a select group of management or highly compensated employees who are in the regular employment of the Company, and who are expected to be primarily responsible for the management, growth, or supervision of some part of all of the business of the Company. The power to determine who is and who is not a Participant shall be reserved solely for the Committee but participation shall exclude employees who would not qualify as one of the foregoing group.

(e)             The term "Bank" as used in each of Sections 7(a), 7(b), 8(a)(ii), 8(b)(ii) and 8(c) (first line only), of the Plan is hereby deleted and replaced with the term "Company."

(f)               The text of Section 9 of the Plan is hereby deleted in its entirety and replaced with the following:

9.       At Will Service. Nothing in the Plan or in any Unit Agreement hereunder shall confer upon any Participant any right to continue in the employ of the Bank or as a Director, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, as an involuntary separation from service without cause or for cause as those terms are defined in Section 8 hereof except to the extent expressly provided otherwise in a written employment agreement between the Participant and the Company.

2.                  Definitions. Each capitalized term not otherwise defined in this Amendment shall have the definition ascribed to such term in the Plan.

3.                  Other Terms Unchanged. Except as expressly modified in this Amendment, all terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the Amendment Date.

PROFESSIONAL HOLDING CORP.

By:	/s/ Daniel R. Sheehan
Daniel R. Sheehan
Chairman and President